Exhibit 99.1

For Immediate Release
March 6, 2006

Flatbush Federal Bancorp Board Announces Stock Dividend

Brooklyn, New York - On February 23, 2006, the Board of Directors of Flatbush Federal Bancorp, Inc. declared a 10% stock dividend payable to stockholders of record as of the close on March 15, 2006.

The dividend will be paid on March 29, 2006.

In lieu of fractional shares, cash will be distributed to each stockholder who would otherwise have been entitled to receive a fractional share. Any such cash distributions made will be based upon the per share price at the close of business on March 15, 2006.

Certificates for the new shares and cash paid for fractional shares will be mailed to stockholders on or about March 29, 2006.

Anthony J. Monteverdi, Chairman of the Board, said, "We are pleased to announce our second stock dividend. This dividend declaration is evidence of our Board’s commitment to increasing stockholder value in our Company, and provides us with an opportunity to improve our stock’s liquidity position. Our action also confirms the confidence the Board of Directors has in new management’s ability to continue the Company’s growth and success.”

As a result of the Board's action, 2,545,464 outstanding shares of Flatbush Bancorp's common stock will increase by approximately 254,546 shares.

Flatbush Bancorp, Inc., is the holding company for Flatbush Federal Savings and Loan Association. Corporate headquarters are located at 2416 Nostrand Avenue, Brooklyn, NY 11210. The Company’s stock trades on the Nasdaq OTCBB under the symbol FLTB.

For additional information, please contact J. Adia, President at (718) 859-6800.